Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Amicus Therapeutics Inc. for the registration for resale an aggregate of 19,646,365 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2021, with respect to the consolidated financial statements of Amicus Therapeutics Inc., and the effectiveness of internal control over financial reporting of Amicus Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 9, 2021